Exhibit 99.1

MEDIA CONTACT:
Ted Gartner or Jessica Myers
Garmin International Inc.
Phone | 913/397-8200
E-Mail | media.relations@garmin.com

Garmin Announces 2008 Annual Dividend and Share Repurchase Program

CAYMAN ISLANDS/June 6, 2008/PR Newswire/ - Garmin Ltd. (NASDAQ: GRMN), the global leader in satellite navigation, announced today that its board of directors has approved the payment of a 2008 annual cash dividend in the amount of $0.75 per share. The dividend is payable to shareholders of record on December 1, 2008 and will be paid on December 15, 2008.

Garmin Ltd. also announced that its board of directors approved a share repurchase program authorizing the company to purchase up to 10 million common shares of Garmin Ltd. as market and business conditions warrant. The purchases may be made from time to time on the open market or in negotiated transactions in compliance with the SEC’s Rule 10b-18. The timing and amounts of any purchases will be determined by the company’s management depending on market conditions and other factors including price, regulatory requirements and capital availability. The program does not require the purchase of any minimum number of shares and may be suspended or discontinued at any time. The share repurchase authorization expires on December 31, 2009.

The five million share repurchase program that was approved by the board of directors in February 2008 was recently completed.

About Garmin Ltd.
The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 - most of which are enabled by GPS technology. Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200. Garmin is a registered trademark of Garmin Ltd.

Notice on Forward-Looking Statements:
This release includes forward-looking statements regarding Garmin Ltd. and its business. Such statements are based on management’s current expectations. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of known and unknown risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors listed in the Annual Report on Form 10-K for the year ended December 29, 2007 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s Form 10-K can be downloaded at www.garmin.com/aboutGarmin/invRelations/finReports.html. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

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